EXHIBIT B

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF MANAGERS APPROVING THE JOINT FIDELITY BOND

The undersigned, constituting all of the members of the Board of Managers (the "Board") of Excelsior Absolute Return Fund of Funds, LLC and Excelsior Absolute Return Fund of Funds Master Fund, LLC (each, the "Fund"), hereby unanimously consent to the adoption of the following resolutions without a meeting, effective as of November 14, 2003:

          RESOLVED, that the Board of Managers, including a majority of the Managers who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), of the Fund (the "Independent Managers"), hereby determines that the Fund shall be added as a named insured under the Fidelity Bond, which is in the amount of $2,000,000, and is now maintained by Excelsior Buyout Investors, LLC and Excelsior Buyout Partners, LLC (the "Insured Funds," together with the Fund and any other investment fund added to the Fidelity Bond, the "Named Insureds") hereby further determines, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which shall provide fidelity coverage, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Fund, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolio of the Fund; and further

          RESOLVED, that the Board of Managers, including a majority of the Independent Managers, hereby: (i) authorizes the proper officers of the Fund to take such actions as may be necessary to add the Fund as a named insured under the Fidelity Bond; (ii) authorizes the Fund to share in the payment of the premium of $13,250 in an amount that shall be determined based upon the relative total assets of the Named Insureds; and (iii) determines that the portion of the premium to be paid by the Fund is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of the other Named Insureds, the nature of their business activities, the amount of coverage provided by the Fidelity Bond and the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among the Named Insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond; and further

          RESOLVED, that in the event that the amount of the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Fund be, and hereby are, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among the Fund and the other Named Insureds based on the relative total assets of the Named Insureds determined as of the end of the business day preceding the effective date of the change in coverage; and further

          RESOLVED, that Sharon Davison be, and hereby is, designated as the person to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Fund required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

          RESOLVED, that in order to define certain rights and responsibilities of the Fund and the other Named Insureds with respect to the Fidelity Bond and recoveries thereunder, the Board of Managers, including a majority of the Independent Managers, hereby authorizes the proper officers of the Fund to enter into the Joint Insured Agreement currently maintained for the other Named Insureds, a copy of which has been provided to the Managers, with such changes as the Principal Manager, in consultation with counsel, may determine to be necessary or appropriate.

                                       /s/ Virginia Bonker
                                       ---------------------------
                                       Name: Virginia Bonker


                                       /s/ Jonathan B. Bulkeley
                                       ---------------------------
                                       Name: Jonathan B. Bulkeley


                                       /s/ Thomas F. McDevitt
                                       ---------------------------
                                       Name: Thomas F. McDevitt

                                       /s/ Douglas A. Lindgren
                                       ---------------------------
                                       Name: Douglas A. Lindgren